Exhibit 3.1

CERTIFICATE OF OWNERSHIP

MERGING

STEC, INC.,

a California corporation

WITH AND INTO

SIMPLETECH, INC.,

a California corporation

Pursuant to the provisions of the General Corporation Law of the State of California, Manouch Moshayedi and Mark Moshayedi certify that:

1.    They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of SimpleTech, Inc., a California corporation (the “Corporation”).

2.    This Corporation owns all the outstanding shares of capital stock of STEC, Inc., a California corporation (the “Subsidiary”).

3.    The board of directors of this Corporation has duly adopted the following resolutions:

RESOLVED, that this Corporation merge STEC, Inc., its wholly-owned subsidiary (the “Subsidiary”), into itself (with this Corporation as the surviving corporation) and assume all the Subsidiary’s liabilities pursuant to Section 1110 of the California General Corporations Law (the “Merger”).

RESOLVED FURTHER, that, at the effective time of the Merger, Article I of the Amended and Restated Articles of Incorporation of this Corporation be amended to read in its entirety as follows:

“The name of this corporation is STEC, Inc.”

4.    The merger of the Subsidiary into the Corporation shall become effective at 12:00 am Pacific Time on March 7, 2007.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 6, 2007

/s/ Manouch Moshayedi	/s/ Mark Moshaydedi
Manouch Moshayedi	Mark Moshayedi
Chief Executive Officer	Secretary